Exhibit 12.4

DELUXE CORPORATION
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

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
                                     Nine Months
                                        Ended                              Years Ended December 31,
                                        -----                              ------------------------

                                    September 30,
                                        2000             1999           1998         1997          1996         1995         1994
                                        ----             ----           ----         ----          ----         ----         ----
Earnings
--------

Income from Continuing Operations
  before Income Taxes                 $205,695       $324,655       $242,915     $115,150      $118,765     $169,319     $246,706

Interest expense
(excluding capitalized interest)        10,455          8,506          8,273        8,822        10,649       13,099        9,733

Portion of rent expense under
long-term operating leases
representative of an interest factor     9,043         14,640         15,126       13,621        13,467       14,761       13,554

Amortization of debt expense               402            263            122          122           121           84           84
                                          ----           ----           ----         ----          ----         ----         ----

TOTAL EARNINGS                        $225,595       $348,064       $266,436     $137,715      $143,002     $197,262     $270,077


Fixed charges
-------------

Interest Expense
(including capitalized interest)        10,455          9,479          9,664       $9,742       $11,978      $14,714      $10,492

Portion of rent expense under
long-term operating leases
representative of an interest factor     9,043         14,640         15,126       13,621        13,467       14,761       13,554

Amortization of debt expense               402            263            122          122           121           84           84
                                          ----           ----           ----         ----          ----         ----         ----

TOTAL FIXED CHARGES                    $19,900        $24,382        $24,912      $23,485       $25,566      $29,559      $24,130



RATIO OF EARNINGS
TO FIXED CHARGES:                         11.3           14.3           10.7          5.9           5.6          6.7         11.2
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